Exhibit 99.1

Advanced Energy Announces Possible All-Cash Offer to Acquire XP Power Limited

DENVER, Colo., May 21, 2024 – Advanced Energy Industries, Inc. (Nasdaq: AEIS), a global leader in highly engineered, precision power conversion, measurement, and control solutions, today announced a possible offer of £19.50 per share in cash to acquire the entire issued and to be issued shares of XP Power Limited (LSE: XPP, “XP Power”), after submitting three, all-cash, proposals to the Board of XP Power as set out below:

●	On October 24, 2023, at £17.00 per share in cash, valuing XP Power's equity at £339m;
●	On November 5, 2023, at £18.50 per share in cash, valuing XP Power's equity at £369m; and
●

On May 7, 2024, at £19.50 per share in cash, valuing XP Power's equity at £468m (the “Latest Proposal”) and reflecting the increased number of shares following XP Power’s November 6, 2023 equity raise executed at £11.50 per share (the “Fundraising”).

Each of these proposals has been at a significant premium to the share price at the time of each respective proposal, but the Board of XP Power unanimously rejected each of these proposals.

Given the lack of engagement from the Board of XP Power, Advanced Energy believes that XP Power's shareholders should be made aware of the Latest Proposal, which represents a compelling and highly attractive opportunity particularly in light of the November 6, 2023 Fundraising and February 16, 2024 Trading Update. The possible acquisition of XP Power is consistent with Advanced Energy’s growth strategy, but the company will remain price disciplined when considering any potential acquisitions, including the potential acquisition of XP Power.

The Latest Proposal at the price of £19.50 per share in cash represents:

●	a 68% premium to XP Power’s closing share price of £11.64 as of May 20, 2024 (being the last business day prior to this announcement);
●	a 82% premium to XP Power’s 30-trading day volume weighted average price of £10.74 as of May 20, 2024;
●	a 70% premium to £11.50 per share raised on the November 6, 2023 Fundraising;
●

a 15% increase to the October 24, 2023 proposal of £17.00 per share, representing a 93% premium to XP Power’s closing share price on the trading day before the offer, and a 38% or approximately £130 million increase to XP Power’s implied equity value reflecting the increased number of shares following the Fundraising;

●

a 5% increase to the November 5, 2023 proposal of £18.50 per share, representing a 80% premium to XP Power’s closing share price on the trading day before the offer, and a 27% or approximately £100 million increase to, XP Power’s implied equity value reflecting the increased number of shares following the Fundraising; and

●	a 76% premium to XP Power’s closing share price on the trading day before the May 7, 2024 proposal of £19.50 per share was submitted to the Board of XP Power.

The total proposed consideration of the Latest Proposal is £571 million, based on the fully-diluted share count of 24.0 million ordinary shares, reported net debt of £103.4 million at the end of March 31, 2024, and no further dividends to be declared or paid after this announcement. Advanced Energy intends to fund the acquisition with cash available on its balance sheet.

Advanced Energy believes that the Latest Proposal provides a unique opportunity for XP Power's shareholders to realize, on completion of the possible offer, the value of their shareholdings in cash at a highly attractive valuation. This valuation may not be achieved should XP Power remain as a standalone company. Furthermore, XP Power shares trade at low levels of liquidity which continue to prevent shareholders looking for an exit in full to monetize their position. Advanced Energy further believes that the Latest Proposal addresses many of the current challenges facing XP Power by:

●	Providing additional scale and resources necessary to compete more effectively in the precision power industry;
●	Reducing cyclicality as part of a larger company with a broader global market presence;
●	Enhancing XP Power's position as a strategic supplier with a more comprehensive product portfolio;
●	Accelerating XP Power's innovation through access to broader R&D resources and technologies;
●	Providing support from a leadership team with deep power and semiconductor industry experience;
●	Creating greater opportunities for employees’ career advancement, development and mobility within the larger organization; and
●	De-risking XP Power's standalone business plan.

Advanced Energy would welcome the opportunity to engage in a constructive dialogue with the Board of XP Power and receive access to necessary diligence.

“We believe that the proposed offer for XP Power provides compelling value for both Advanced Energy's and XP Power's shareholders,” said Steve Kelley, the president and CEO of Advanced Energy. “By expanding our portfolio of products and technologies, and combining our technical capabilities, we believe we will be better able to meet the growing needs of our customers.”

Advanced Energy's shareholders do not need to take any action at this time.

Rationale for the Offer

Advanced Energy's proposed offer is consistent with the company’s strategy to focus on precision power and deliver more value to customers in Industrial, Medical and Semiconductor applications. Advanced Energy's strategy is to grow revenue with highly engineered customized power conversion solutions. XP Power's engineering capabilities and product portfolio would complement Advanced Energy's existing technology and product base.

If completed, the acquisition will extend Advanced Energy's ability to serve its customers with a broader and deeper set of products and technologies. For semiconductor equipment use cases, the acquisition of XP Power would expand a portfolio of embedded system power solutions which would broaden Advanced Energy’s ability to support its OEM customers. For Industrial and Medical applications, the acquisition of XP Power would complement Advanced Energy's offerings and extend its geographic footprint with an expanded presence in the U.S., Europe, and Asia Pacific.

Advanced Energy is leveraging its strong balance sheet with over $1.0 billion of cash on hand and low-cost debt to create significant long-term value for its shareholders. If completed, the acquisition of XP Power will offer opportunities for Advanced Energy to grow its earnings and expand its gross margins.

Additional Information Regarding this Announcement

There can be no certainty that any firm offer will be made, nor as to the terms on which any firm offer might be made. Any offer for XP Power, if made, will be made in accordance with section 139 of the Securities and Futures Act 2001 of Singapore and the Singapore Code on Take-overs and Mergers (the "Singapore Takeover Code”), and be subject to the jurisdiction of the Securities Industry Council of Singapore (the "Council"), which administers the Singapore Takeover Code. Such an offer (if any) would not be subject to the jurisdiction of the UK Panel on Takeovers and Mergers which administers the City Code on Takeovers and Mergers (the “UK Takeover Code”).

In consultation with the Council, Advanced Energy has undertaken to, by not later than 5.00 pm (London time) on June 18, 2024, being 28 days after this announcement date to announce a firm intention to make an offer for the shares of XP Power in accordance with Rule 3.5 of the Singapore Takeover Code or announce that it does not intend to make an offer. This deadline can be extended with the consent of the Council, at the request of XP Power, taking into account all relevant factors, including (a) the status of negotiations between Advanced Energy and XP Power, and (b) the anticipated timetable for their completion.

In the event that Advanced Energy announces that it does not intend to make an offer for XP Power, Advanced Energy and any person acting in concert with it will be prevented from announcing an offer or possible offer for XP Power or taking certain other action for six months from the date of such announcement, except in the circumstances permitted by Note 1 on Rule 33.1 of the Singapore Takeover Code and specified in the announcement.

About Advanced Energy

Advanced Energy Industries, Inc. (Nasdaq: AEIS) is a global leader in the design and manufacture of highly engineered, precision power conversion, measurement and control solutions for mission-critical applications and processes. Advanced Energy’s power solutions enable customer innovation in complex applications for a wide range of industries including semiconductor equipment, industrial production, medical and life sciences, data center computing, networking, and telecommunications. With engineering know-how and responsive service and support for customers around the globe, the company builds collaborative partnerships to meet technology advances, propels growth of its customers and innovates the future of power. Advanced Energy has devoted four decades to perfecting power. It is headquartered in Denver, Colorado, USA. For more information, visit www.advancedenergy.com

Enquiries

Advanced Energy Investor and Press Relations Edwin Mok – Investor Relations Simon Flat – Press Relations	+1 970 407 6555 +44 (0) 797 624 5243
J.P. Morgan (Lead Financial Adviser to Advanced Energy) Drago Rajkovic James Robinson Richard Walsh	+44 (0) 207 134 1482
HSBC (Joint Financial Adviser to Advanced Energy) Anthony Parsons Alex Thomas Frank Ehrlich	+44 (0) 207 991 8888

Further Information

J.P. Morgan Securities Asia Private Limited ("J.P. Morgan") is acting as lead financial adviser exclusively for Advanced Energy and no one else in connection with the matters set out in this announcement. J.P. Morgan will not regard any other person as its client in relation to the matters in this announcement and will not be responsible to anyone other than Advanced Energy for providing the protections afforded to clients of J.P. Morgan or its affiliates, nor for providing advice in relation to any matter referred to herein.

The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (“HSBC”) is acting as joint financial adviser exclusively for Advanced Energy and no one else in connection with the matters set out in this announcement. HSBC will not regard any other person as its client in relation to the matters in this announcement and will not be responsible to anyone other than Advanced Energy for providing the protections afforded to clients of HSBC or its affiliates, nor for providing advice in relation to any matter referred to herein.

The distribution of this announcement in jurisdictions outside the United Kingdom may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

The directors of Advanced Energy (including those who may have delegated detailed supervision of this announcement) (“Directors”) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this announcement are fair and accurate in all material respects and that no material facts have been omitted from this announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or otherwise publicly available sources, the sole responsibility of the Directors has been to ensure, through reasonable enquiries, that such information has been accurately extracted from such sources or, as the case may be, reflected or reproduced in this announcement.

A copy of this announcement will be made available on https://www.advancedenergy.com/ no later than 12 noon (MT) on the business day following the date of this announcement. The content of the website referred to above is not incorporated into and does not form part of this announcement.

Important Notices

Not for release, publication or distribution, in whole or in part in, into or from any jurisdiction where doing so would constitute a violation of the relevant laws or regulations of that jurisdiction.

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities whether pursuant to this announcement or otherwise.

The distribution of this announcement in jurisdictions outside the United Kingdom and Singapore may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

The directors of Advanced Energy do not accept any responsibility for any information relating to XP Power or any opinion or rationale expressed by XP Power.

Summary of Disclosure Requirements under the Singapore Takeover Code

Dealings by investors

Rule 8 of the UK Takeover Code does not apply to XP Power, and the Singapore Takeover Code does not require investors to make public disclosures of their positions or dealings in relevant securities of the parties to an offer, except dealings by parties to an offer or their associates. However, as XP Power is admitted to trading on a regulated market in the United Kingdom, the vote holder and issuer notification rules set out in Chapter 5 of the Disclosure Guidance and Transparency Rules (“DTRs”) apply to XP Power, and will continue to apply to it irrespective of the commencement or duration of the offer period under the Singapore Takeover Code. Any person who is in doubt of his or her obligations under the DTRs is advised to obtain appropriate legal advice.

For the avoidance of doubt, as XP Power is not listed on the Official List of the Singapore Exchange Securities Trading Limited, the provisions of the Securities and Futures Act 2001 of Singapore relating to disclosure of interests in securities do not apply to XP Power.

Dealings by parties to an offer

Pursuant to Rule 12 of the Singapore Takeover Code (“Rule 12”), dealings in relevant securities of an offeree company such as XP Power during an offer period must be:

(i)	publicly disclosed, if the dealing is by an offeror, the offeree company or any of their associates for their own accounts or for the account of their discretionary clients (see Rule 12.1); and
(ii)

privately disclosed to the SIC, if the dealing is by an offeror, the offeree company or any of their associates for the account of non-discretionary investment clients (other than the offeror, the offeree company and any of their associates) (see Rule 12.2).

Where an offeror, the offeree company or any of their associates deal in relevant securities of an offeree company during an offer period only as brokerage agents for investment clients and not as principal, such dealings do not need to be disclosed, whether publicly or privately to the SIC (see Rule 12.3).

Any disclosure of dealings which is required to be made pursuant to Rule 12 must be made no later than 12 noon GMT on the dealing day following the date of the relevant dealing (see Note 4 on Rule 12).

Any public disclosure of dealings in relevant securities must be made in writing via an RIS and to the SIC (see Note 5(a) on Rule 12).

A private disclosure of dealings in relevant securities must be made in writing to the SIC. The SIC has the right under the Singapore Takeover Code to make public such information when circumstances warrant it (see Note 5(b) on Rule 12).

General

Further information on the Singapore Takeover Code is available on, and a copy of the Singapore Takeover Code is available for download from, the website of the SIC at www.mas.gov.sg/sic. Any person who is in any doubt about his or her obligations under the Singapore Takeover Code is advised to consult his or her professional advisers immediately.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this release that are not historical information are forward-looking statements. For example, statements relating to our beliefs, expectations and plans are forward-looking statements, as are statements that certain actions, conditions, or circumstances will continue. These forward-looking statements include, among others, statements relating to our business and our results of operations, a potential transaction with XP Power and our objectives, strategies, plans, goals and targets. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: (a) the ability of Advanced Energy and XP Power to enter into a definitive agreement for a transaction; (b) satisfaction or waiver of the conditions to closing of any transaction (including by reason of the failure to obtain any necessary regulatory approvals) in the anticipated timeframe or at all; (c) the risk that a transaction may not occur; and (d) fluctuations in our financial results; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Advanced Energy's most recent Annual Report on Form 10-K filed by Advanced Energy with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy's investor relations page at ir.advancedenergy.com or by contacting Advanced Energy's investor relations at +1 970 407 6555. Advanced Energy cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. Advanced Energy undertakes no obligation to publicly update or revise any forward-looking statements made by Advanced Energy or on its behalf, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.